Exhibit 99.1

Hanger Reports Fourth Quarter 2020 Results

Provides Financial Guidance for 2021

AUSTIN, Texas, March 1, 2021 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the fourth quarter and year ended December 31, 2020.

Financial Highlights for the Fourth Quarter of 2020

•	Net revenue was $277.3 million for the three months ended December 31, 2020, compared to $300.9 million for the same period in 2019, reflecting a decrease of 7.8 percent. Net same clinic revenue on a day-adjusted basis declined by 10.6 percent compared to the same period in 2019, as patient volumes continued to be impacted by the COVID-19 pandemic.

•	Net income was $16.1 million for the three months ended December 31, 2020, compared to $18.8 million for the same period in 2019. Income from operations was $29.1 million for the quarter compared to $26.9 million for the same period in 2019.

•	Adjusted EBITDA was $35.5 million in the fourth quarter, compared to $42.4 million for the same period in 2019, reflecting a decline of $6.9 million.

•	GAAP diluted earnings per share was $0.41 for the fourth quarter of 2020, compared to $0.49 for the same period in 2019. Adjusted diluted earnings per share was $0.36 for the three months ended December 31, 2020, compared to $0.45 for the same period in 2019.

•	On December 31, 2020, the Company had $239.4 million in liquidity, reflecting an increase of $70.2 million as compared with December 31, 2019.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, “Despite the nationwide resurgence of COVID-19 during the fourth quarter, we continued to safely provide essential care to our patients and experienced volumes consistent with those of the third quarter. We begin 2021 with a renewed sense of optimism and collective purpose to transform O&P through outcomes-based care and anticipate a return to growth as public health conditions improve.”

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended December 31, 2020

Patient Care Segment

For the three months ended December 31, 2020, Patient Care net revenue was $232.9 million, a decrease of $20.1 million or 7.9 percent, compared to the same period in 2019. For the three month period, acquisitions of O&P clinics that were consummated in 2019 and 2020 contributed $4.5 million in incremental revenue.

Net same clinic revenue declined by 10.6 percent during the fourth quarter of 2020 compared to the same quarter in the prior year period. This result was generally consistent with the 10.3 percent net same clinic revenue decline reported during the third quarter of 2020. Patient volumes continued to be adversely impacted by the COVID-19 pandemic but did not experience a further deterioration despite increases in the rate of infection within the general population during the fourth quarter of 2020.

Excluding the effect of acquisitions, net revenue from prosthetics declined 12.3 percent in the quarter and net revenue from orthotics declined 8.1 percent compared to the fourth quarter of 2019. Prosthetics comprised 56.0 percent of Patient Care segment net revenue during the fourth quarter of 2020 as compared with 57.3 percent during the same period in 2019.

The average decline in patient appointments for the quarter ended December 31, 2020 was 12 percent as compared with the same period in 2019. This reflected an improvement from the 16 percent decline in the third quarter of 2020 and was consistent with the levels seen in September 2020. As of December 31, 2020, the Company had temporarily closed eight patient care clinics and another 56 clinics were open for reduced hours or by appointment only.

Income from operations in the Patient Care segment was $44.8 million during the fourth quarter of 2020, a decrease of $3.1 million compared to the $47.9 million reported in the prior year.

Adjusted EBITDA for the segment was $45.3 million, which reflected an $8.3 million or 15.5 percent decrease. Adjusted EBITDA margin in the segment totaled 19.5 percent compared to 21.2 percent during the fourth quarter of 2019. Patient Care segment Adjusted EBITDA excludes the benefit of $3.5 million related to the Company's recognition of remaining CARES Act healthcare provider grants. These grants were received under the Public Health and Social Services Emergency Fund, also referred to as The Provider Relief Fund, established by the CARES Act. Adjusted EBITDA also excludes a gain of $1.9 million from the sale of real property as well as certain severance and supply chain implementation costs in the quarter.

Products & Services Segment

For the three months ended December 31, 2020, Products & Services net revenue totaled $44.4 million, a decline of 7.2 percent compared with the same period in 2019. Revenue from the distribution of O&P componentry declined by $2.8 million, or 7.7 percent, primarily from lower sales volumes due to the COVID-19 pandemic, and, to a lesser extent, the Company's decision to exit the distribution of certain low margin off-the-shelf orthotics into third-party channels. Therapeutic solutions revenue declined $0.7 million, or 5.7 percent.

Income from operations for the Products & Services segment increased by $0.9 million to $4.8 million in the fourth quarter of 2020 compared to the same period in 2019. Adjusted EBITDA for the Products & Services segment was $7.5 million for the fourth quarter of 2020, which reflected an improvement of $1.0 million compared with the same period of 2019. Adjusted EBITDA in the segment excludes equity-based compensation, severance and supply chain implementation expenses. The increase in segment Adjusted EBITDA was driven primarily by lower operating expenses, most notably bad debt expense, reflecting positive trade collection activity during the quarter. As a result, Adjusted EBITDA improved to 17.0 percent in the fourth quarter of 2020 compared to 13.6 percent in the fourth quarter of 2019.

Corporate & Other

GAAP expenses associated with corporate and other activities decreased by $4.4 million to $20.4 million for the quarter ended December 31, 2020 compared to the same period in 2019. Excluding the effect of depreciation and amortization, non-cash equity-based compensation expense, severance and acquisition-related expenses, the net cost of corporate and other activities decreased by $0.4 million to $17.4 million in the fourth quarter of 2020.

Net Income; Interest Expense

Interest expense totaled $7.5 million in the three month period ended December 31, 2020, a decrease of $0.8 million from the prior year period.

For the three month period ended December 31, 2020, net income was $16.1 million compared with $18.8 million for the same period in 2019. GAAP diluted earnings per share was $0.41, compared to $0.49 per share in 2019. Adjusted diluted earnings per share was $0.36 for the three months ended December 31, 2020, compared to $0.45 per share for the same period in 2019.

Financial Highlights for the Year Ended December 31, 2020

Net revenue was $1,001.2 million for the year ended December 31, 2020, compared to $1,098.0 million for the same period of 2019, reflecting net revenue decline of 8.8 percent. For the twelve month period, acquisitions of O&P clinics that were consummated in 2019 and 2020 contributed $15.6 million of incremental revenue.

Patient Care net revenue declined $74.1 million, or 8.2 percent, for the year to $831.6 million, while same clinic day-adjusted net revenue per day declined 11.0 percent. Net revenue from prosthetics, excluding acquisitions, decreased 8.3 percent on a day-adjusted basis, while orthotics net revenue, excluding acquisitions, declined by 14.2 percent, also on a day-adjusted basis.

Throughout 2020, the Patient Care segment revenue was adversely impacted by a decline in patient volumes due to the impact of the COVID-19 pandemic. Patient appointment volumes for the full year were approximately 17 percent below those of 2019.

Products & Services segment net revenue declined $22.8 million, or 11.9 percent, resulting from a decrease of $19.4 million, or 13.5 percent, in distribution services and a $3.4 million decrease, or 7.1 percent, in net revenue from therapeutic solutions.

GAAP net income was $38.2 million for the year ended December 31, 2020 compared to $27.5 million for the same period in 2019. GAAP results for the year included a benefit of $24.0 million to other operating costs related to the Company's receipt of CARES Act healthcare provider grants.

Adjusted EBITDA for 2020 was $105.1 million and compares with the $124.2 million reported in the prior year. Adjusted EBITDA excludes the benefit of the CARES Act healthcare provider grants, a gain on the sale of real property as well as third-party professional fees, equity compensation, supply chain implementation, certain payments of executive severance and acquisition-related expenses. The decline in Adjusted EBITDA is a result of lower revenue in both of the Company's business segments associated primarily with the COVID-19 pandemic.

For the year ended December 31, 2020, GAAP diluted earnings per share was $0.99, compared to $0.72 per share in 2019. Adjusted diluted earnings per share was $0.63 for 2020, compared to $0.90 per share for the same period in 2019.

Net Cash Provided by Operating Activities; Liquidity

Cash flow provided by operating activities for the year ended December 31, 2020 was $155.6 million compared to $58.8 million for the same period in 2019. The Company benefited from the $24.0 million in CARES Act grants as well as significant improvements in cash collections and other working capital reduction measures in 2020. Days sales outstanding decreased by six days to 42 days as of December 31, 2020 from 48 days on December 31, 2019. The Company believes these improvements were largely temporary in nature and that its reported operating cash flow for the year ended December 31, 2020 is not indicative of a normal period of operation.

On December 31, 2020, the Company had liquidity of $239.4 million, comprised of $144.6 million in cash and cash equivalents, and $94.8 million in available borrowing capacity under its revolving credit facility. This reflects an increase in liquidity of $70.2 million as compared with the Company's liquidity of $169.2 million as of December 31, 2019.

2021 Outlook

The Company currently believes that the degree of impact on, and timing of cessation of the effects of, the COVID-19 pandemic on the Company's business remain uncertain. Assuming significant continuing declines in the effects of the virus on public activities during the second quarter of 2021, and a full return to pre-COVID activities by the end of June 2021, the Company currently anticipates 2021 net revenue in a range between $1.145 billion and $1.175 billion, and Adjusted EBITDA in a range between $130 million and $135 million.

The Company's outlook for 2021 includes approximately $27 million in revenue relating to the full year of contribution of acquisitions consummated in 2020 and prior to the date of this release in 2021.

Adjusted EBITDA in this outlook is provided on a non-GAAP basis only because a reconciliation to the most comparable GAAP financial measure, net income, is not available without unreasonable effort due to the unpredictable nature of reconciling items that render such a reconciliation not meaningful for investors.

Conference and Webcast Details

The Company’s management team will host a conference call tomorrow, Tuesday, March 2, at 8:30 a.m. Eastern time to discuss the Company’s fourth quarter and full year 2020 financial results and business outlook for 2021.

To participate, dial 844-750-4896 or 412-317-5292 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. – Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with approximately 800 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America’s Best Employers for 2021, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential. For more information on Hanger, visit investor.hanger.com and hangerclinic.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "project," "potential," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," "would," "should," "could," "forecasts" or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its annual, quarterly and other reports filed with the Securities and Exchange Commission from time to time. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Net revenues	$277,340	$300,891	$1,001,150	$1,098,046
Material costs	86,735	95,961	315,410	357,771
Personnel costs	98,457	99,430	351,191	372,225
Other operating costs (a)	25,756	34,876	99,854	134,943
General and administrative expenses	27,146	30,591	118,764	118,065
Professional accounting and legal fees	1,768	4,113	9,177	13,689
Depreciation and amortization	8,334	9,019	34,847	35,925
Income from operations	29,144	26,901	71,907	65,428
Interest expense, net	7,527	8,285	32,445	34,258
Non-service defined benefit plan expense	158	172	632	691
Income before income taxes	21,459	18,444	38,830	30,479
Provision (benefit) for income taxes	5,388	(306)	638	2,954
Net income	$16,071	$18,750	$38,192	$27,525

Basic and Diluted Per Common Share Data:
Basic earnings per share	$0.42	$0.50	$1.01	$0.74
Weighted average shares used to compute basic earnings per common share	38,157,402	37,411,847	37,948,796	37,267,188
Diluted earnings per share	$0.41	$0.49	$0.99	$0.72
Weighted average shares used to compute diluted earnings per common share	38,911,299	38,415,108	38,598,330	38,064,617

(a) For the year ended December 31, 2020, Hanger recognized approximately $24.0 million of income within other operating costs related to grant proceeds received under the CARES Act.

Table 2

Hanger, Inc.

Consolidated Balance Sheets

(in thousands)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$144,602	$74,419
Accounts receivable, net	128,596	159,359
Inventories	76,429	68,204
Income taxes receivable	12,888	—
Other current assets	12,357	13,673
Total current assets	374,872	315,655
Non-current assets:
Property, plant, and equipment, net	84,873	84,057
Goodwill	277,223	232,244
Other intangible assets, net	18,431	17,952
Deferred income taxes	54,877	70,481
Operating lease right-of-use assets	124,741	110,559
Other assets	15,734	11,305
Total assets	$950,751	$842,253

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,085	$8,752
Accounts payable	65,091	48,477
Accrued expenses and other current liabilities	62,861	55,825
Accrued compensation related costs	72,541	61,010
Current portion of operating lease liabilities	35,002	34,342
Total current liabilities	245,580	208,406
Long-term liabilities:
Long-term debt, less current portion	493,012	490,121
Operating lease liabilities	104,589	88,418
Other liabilities	56,593	45,804
Total liabilities	899,774	832,749

Shareholder’s equity:
Common stock	383	376
Additional paid-in capital	365,503	354,326
Accumulated other comprehensive loss	(20,215)	(12,551)
Accumulated deficit	(293,998)	(331,951)
Treasury stock, at cost	(696)	(696)
Total shareholder’s equity	50,977	9,504
Total liabilities and shareholders’ equity	$950,751	$842,253

Table 3

Hanger, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2020	2019
Cash flows provided by operating activities:
Net income (loss)	$38,192	$27,525
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	34,847	35,925
Provision for doubtful accounts	295	1,131
Share-based compensation expense	18,448	13,414
Deferred income taxes	17,432	(3,226)
Amortization of debt discounts and issuance costs	2,085	1,623
Gain on sale and disposal of fixed assets	(3,134)	(1,614)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	34,378	(12,329)
Inventories	(6,258)	1,568
Other current assets and other assets	(628)	(2,611)
Income taxes receivable	(13,757)	1,248
Accounts payable	14,674	(6,725)
Accrued expenses and other current liabilities	217	(1,242)
Accrued compensation related costs	11,349	5,780
Other liabilities	4,778	(1,883)
Operating lease liabilities, net of amortization of right-of-use assets	2,649	262
Net cash provided by operating activities	155,567	58,846
Cash flows used in investing activities:
Purchase of property, plant, and equipment	(24,500)	(26,433)
Purchase of therapeutic program equipment leased to third parties under operating leases	(3,592)	(6,672)
Acquisitions, net of cash acquired	(21,801)	(36,585)
Proceeds from sale of property, plant and equipment	3,890	2,598
Other investing activities, net	135	(66)
Net cash used in investing activities	(45,868)	(67,158)
Cash flows (used in) provided by financing activities:
Repayment of term loan	(5,050)	(5,050)
Borrowings under revolving credit agreement	79,000	—
Repayments under revolving credit agreement	(79,000)	—
Payment of employee taxes on stock-based compensation	(7,356)	(4,137)
Payment of seller notes and additional consideration	(25,415)	(3,821)
Payments under vendor financing arrangements	(825)	—
Payment of financing lease obligations	(748)	(474)
Payment of debt issuance costs	(214)	—
Proceeds from exercise of options	92	1,099
Net cash used in financing activities	(39,516)	(12,383)
Increase (decrease) in cash, cash equivalents and restricted cash	70,183	(20,695)
Cash, cash equivalents, and restricted cash, at beginning of period	74,419	95,114
Cash, cash equivalents, and restricted cash, at end of period	$144,602	$74,419

Table 4

Hanger, Inc.

Segment Information: Revenue, EBITDA and Adjusted EBITDA

(in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles ("GAAP") and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Net Revenue (a)
Patient Care	$232,897	$252,991	$831,603	$905,691
Products & Services	44,443	47,900	169,547	192,355
Net revenue	$277,340	$300,891	$1,001,150	$1,098,046

EBITDA (b)
Patient Care	$49,606	$52,459	$166,089	$160,117
Products & Services	7,056	6,620	27,898	28,615
Corporate & Other	(19,184)	(23,159)	(87,233)	(87,379)
EBITDA (Non-GAAP)	$37,478	$35,920	$106,754	$101,353

Adjusted EBITDA (b)
Patient Care	$45,314	$53,623	$146,042	$164,552
Products & Services	7,539	6,502	29,323	29,223
Corporate & Other	(17,381)	(17,771)	(70,241)	(69,532)
Adjusted EBITDA (Non-GAAP)	$35,472	$42,354	$105,124	$124,243

(a)	Excludes intersegment revenue.
(b)	EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Income and Earnings Per Share to

Adjusted Net Income and Adjusted Earnings Per Share

(in thousands, except share and per share amounts)

Earnings Per Share (or "EPS") is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Net income - as reported (GAAP)	$16,071	$18,750	$38,192	$27,525

Adjustments:
Modification of equity awards (a)	—	—	5,869	—
Amortization expense	1,620	1,368	6,691	5,285
Third-party professional fees	—	3,018	1,639	8,548
Acquisition-related expenses	83	91	488	939
Hanger supply chain implementation costs	195	—	1,001	—
Severance expenses	209	—	3,224	(11)
Proceeds from grants under the CARES Act	(3,450)	—	(24,026)	—
Gain on sale of property	(1,925)	—	(1,925)	—
Adjustments prior to tax effect	$(3,268)	$4,477	$(7,039)	$14,761
Tax effect of specified adjustments (b)	1,022	(5,807)	(6,992)	(7,904)
Adjustments after taxes	(2,246)	(1,330)	(14,031)	6,857
Adjusted net income (Non-GAAP)	$13,825	$17,420	$24,161	$34,382

Basic earnings per share - as reported (GAAP)	$0.42	$0.50	$1.01	$0.74
Effect of above listed specified adjustments	(0.06)	(0.03)	(0.37)	0.18
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.36	$0.47	$0.64	$0.92

Diluted earnings per share - as reported (GAAP)	$0.41	$0.49	$0.99	$0.72
Effect of above listed specified adjustments	(0.05)	(0.04)	(0.36)	0.18
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.36	$0.45	$0.63	$0.90

Shares used to compute basic earnings per share	38,157,402	37,411,847	37,948,796	37,267,188
Shares used to compute diluted earnings per share	38,911,299	38,415,108	38,598,330	38,064,617

(a) Modification of equity awards reflect a non-recurring charge in the second quarter of 2020 for incremental equity-based compensation expense under ASC 718, Stock Compensation, related to the modification of certain equity awards granted in 2017.

(b) "Tax effect of specified adjustments" reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2020 and 2019 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above and a $7.1 million reduction of certain tax valuation allowances relating to state deferred tax assets in the fourth quarter of 2019.

Table 6

Hanger, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles ("GAAP") and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Net income - as reported (GAAP)	$16,071	$18,750	$38,192	$27,525

Adjustments to calculate EBITDA:
Depreciation and amortization	8,334	9,019	34,847	35,925
Interest expense, net	7,527	8,285	32,445	34,258
Non-service defined benefit plan expense	158	172	632	691
Provision (benefit) for income taxes	5,388	(306)	638	2,954
Adjustments - net income to EBITDA	21,407	17,170	68,562	73,828
EBITDA (Non-GAAP)	37,478	35,920	106,754	101,353

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	3,018	1,639	8,548
Equity-based compensation (a)	2,882	3,325	17,969	13,414
Acquisition-related expenses	83	91	488	939
Hanger supply chain implementation costs	195	—	1,001	—
Severance expenses	209	—	3,224	(11)
Proceeds from grants under the CARES Act	(3,450)	—	(24,026)	—
Gain on sale of property	(1,925)	—	(1,925)	—
Further adjustments - EBITDA to Adjusted EBITDA	(2,006)	6,434	(1,630)	22,890
Adjusted EBITDA (Non-GAAP)	$35,472	$42,354	$105,124	$124,243

(a) Equity- based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 7

Hanger, Inc.

Segment Reconciliation of Income From Operations to EBITDA and Adjusted EBITDA

(in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles ("GAAP") and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Patient Care
Income from operations - as reported (GAAP)	$44,803	$47,915	$147,197	$141,576
Depreciation & amortization	4,803	4,544	18,892	18,541
EBITDA (Non-GAAP)	49,606	52,459	166,089	160,117
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	874	1,164	4,055	4,446
Hanger supply chain implementation costs	167	—	767	—
Severance expenses	42	—	1,082	(11)
Proceeds from grants under the CARES Act	(3,450)	—	(24,026)	—
Gain on sale of property	(1,925)	—	(1,925)	—
Further adjustments - EBITDA to Adjusted EBITDA	(4,292)	1,164	(20,047)	4,435
Adjusted EBITDA (Non-GAAP)	45,314	53,623	146,042	164,552

Products & Services
Income from operations - as reported (GAAP)	4,766	3,832	17,725	17,965
Depreciation & amortization	2,290	2,788	10,173	10,650
EBITDA (Non-GAAP)	7,056	6,620	27,898	28,615
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	246	(118)	936	608
Hanger supply chain implementation costs	28	—	234	—
Severance expenses	209	—	255	—
Further adjustments - EBITDA to Adjusted EBITDA	483	(118)	1,425	608
Adjusted EBITDA (Non-GAAP)	7,539	6,502	29,323	29,223

Corporate & Other
Loss from operations - as reported (GAAP)	(20,425)	(24,846)	(93,015)	(94,113)
Depreciation & amortization	1,241	1,687	5,782	6,734
EBITDA (Non-GAAP)	(19,184)	(23,159)	(87,233)	(87,379)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	3,018	1,639	8,548
Equity-based compensation (a)	1,762	2,279	12,978	8,360
Acquisition-related expenses	83	91	488	939
Severance expenses	(42)	—	1,887	—
Further adjustments - EBITDA to Adjusted EBITDA	1,803	5,388	16,992	17,847
Adjusted EBITDA (Non-GAAP)	(17,381)	(17,771)	(70,241)	(69,532)
Total Adjusted EBITDA (Non-GAAP)	$35,472	$42,354	$105,124	$124,243

(a) Equity- based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 8

Hanger, Inc.

Indebtedness

(in thousands)

	As of December 31,
	2020	2019
Debt:
Term Loan B	$491,113	$496,163
Seller notes	11,510	9,005
Deferred payment obligation	4,000	—
Finance lease liabilities and other	3,869	2,033
Total debt before unamortized discount and debt issuance costs	510,492	507,201
Unamortized discount and debt issuance costs, net	(7,395)	(8,328)
Total debt	$503,097	$498,873

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller notes	4,060	3,175
Finance lease liabilities and other	975	527
Total current portion of long-term debt	10,085	8,752
Long-term debt	$493,012	$490,121

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	510,492	507,201
Cash and cash equivalents	(144,602)	(74,419)
Net indebtedness	$365,890	$432,782

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Same clinic revenue:
Decline (growth) rate on net revenue	(10.6)%	2.9%	(10.7)%	2.1%
Growth rate day adjusted (a)	(10.6)%	2.9%	(11.0)%	2.1%

Clinical locations:
Patient care clinics	704	701
Satellite clinics	112	111
Total clinical locations	816	812

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.